Exhibit 99.1

Armstrong World Industries Reports First Quarter 2013 Results

Key Highlights

•	Operating income from continuing operations of $47 million, up 10% over the 2012 period

•	Adjusted EBITDA from continuing operations of $79 million, down 6% over the 2012 period

•	Commencement of operations at homogeneous flooring and ceilings plants in China

LANCASTER, Pa., April 29, 2013 —Armstrong World Industries, Inc. (NYSE: AWI), a global leader in the design and manufacture of floors and ceilings, today reported first quarter 2013 results.

First Quarter Results from continuing operations

(Amounts in millions except per share data)	Three Months Ended March 31,
	2013	2012	Change
Net sales	$622.3	$636.0	(2.2)%
Operating income	47.0	42.7	10.1%
Net income	3.2	19.0	(83.2)%
Diluted earnings per share	$0.05	$0.32	(84.4)%

Consolidated net sales for the first quarter decreased by approximately $14 million, or 2%, compared to the prior year period. Sales were negatively impacted by approximately $9 million due to the sale of the Patriot wood flooring distribution business, which occurred in the third quarter of 2012. The sales decline was also driven by lower commercial volumes which more than offset gains in new residential construction that resulted in strong volume growth in the Wood Flooring business. Price and mix were both positive, but only partially offset the impact of lower volumes.

Operating income increased in spite of lower sales volumes, primarily due to lower restructuring and cost reduction charges. Net income and diluted earnings per share were impacted by a higher effective tax rate in the first quarter of 2013, due to increased unbenefitted foreign losses and the expensing of previously capitalized financing costs associated with the prior credit facility as a result of the refinancing transaction completed in the first quarter of 2013.

“We delivered first quarter results in line with the expectations we outlined earlier this year, despite a continued choppy commercial market environment,” said Matt Espe, President and CEO. “We also achieved a significant milestone toward our growth initiatives in China as we commenced operations at our homogenous flooring and ceilings plants. Collectively, I’m proud that construction of these plants was completed with a perfect employee safety record and the plants were brought online as scheduled and on budget.”

Additional (non-GAAP*) Financial Metrics from continuing operations

(Amounts in millions except per share data)	Three Months Ended March 31,
	2013	2012	Change
Adjusted operating income	$54	$59	(9)%
Adjusted net income	13	29	(55)%
Adjusted diluted earnings per share	$0.22	$0.49	(55)%
Free cash flow	($51)	($50)	(3)%

(Amounts in millions)	Three Months Ended March 31,
	2013	2012	Change
Adjusted EBITDA
Building Products	$74	$71	4%
Resilient Flooring	19	19	1%
Wood Flooring	3	5	(34)%
Unallocated Corporate	(17)	(11)	(49)%

Consolidated Adjusted EBITDA	$79	$84	(6)%

*	The Company uses the above non-GAAP adjusted measures, as well as other non-GAAP measures mentioned below, in managing the business and believes the adjustments provide meaningful comparisons of operating performance between periods. Adjusted operating income, adjusted EBITDA, adjusted net income, and adjusted EPS exclude the impact of foreign exchange, restructuring charges and related costs, impairments, and certain other nonrecurring gains and losses. Free cash flow is defined as cash from operations and dividends received from the WAVE joint venture, less expenditures for property and equipment, less restricted cash, and is adjusted to remove the impact of cash used or proceeds received for acquisitions and divestitures. The company believes free cash flow is useful because it provides insight into the amount of cash that the Company has available for discretionary uses, after expenditures for capital commitments and adjustments for acquisitions/divestitures. Adjusted figures are reported in comparable dollars using the budgeted exchange rate for 2013, and are reconciled to the most comparable GAAP measures in tables at the end of this release.

Adjusted operating income and adjusted EBITDA declined by 9% and 6%, respectively, in the first quarter of 2013 when compared to the prior year period, primarily due to the margin impact of lower volumes. Adjusted net income and earnings per share benefited from a reduction in the adjusted effective tax rate from 40% to 39%. Free cash flow declined slightly over the prior year driven primarily by lower sales volumes and increased capital expenditures associated with emerging market investments, which were only partially offset by working capital improvements.

First Quarter Segment Highlights

Building Products

	Three Months Ended March 31,
	2013	2012	Change
Total segment net sales	$292.8	$303.1	(3.4)%
Operating income	$59.3	$43.3	37.0%

Net sales declined by approximately 3% when compared to the prior year period as strong mix performance and higher pricing were more than offset by lower volumes in the Americas and Europe. The increase in operating income was driven by $15 million of accelerated depreciation and impairment charges associated with the closure of the Mobile, AL facility and approximately $4 million of net costs related to the collective bargaining contract settlement with employees at the Marietta, PA plant, both of which occurred during the first quarter of 2012. During the first quarter of 2013, we experienced favorable price and mix and higher earnings from WAVE, which were more than offset by the margin impact of lower volumes.

Resilient Flooring

	Three Months Ended March 31,
	2013	2012	Change
Total segment net sales	$214.8	$227.3	(5.5)%
Operating income	$6.4	$10.7	(40.2)%

Net sales declined driven by lower volumes in North America, Europe and Australia, where continued softness in commercial sectors tied to public spending negatively impacted volumes. The decline in operating income was driven by $5 million of severance charges associated with cost reduction actions in Australia and in the European Flooring business in 2013. Operating income was negatively affected by the margin impact of lower volumes, but this was offset with reductions in manufacturing expenses due to increases in productivity despite additional start up costs associated with our China plants and lower SG&A expenses.

Wood Flooring

	Three Months Ended March 31,
	2013	2012	Change
Total segment net sales	$114.7	$105.6	8.6%
Operating income	$0.5	$2.5	(80.0)%

Net sales improved driven by strong volume growth, which was only partially offset by unfavorable mix and price. Higher volumes were driven by promotional activity and share gains in the home center channel, as well as strong demand from independent distributors as gains in new residential construction drove increased demand from builders which negatively impacted mix. Sales were also negatively impacted by approximately $9 million due to the sale of the Patriot wood flooring distribution business which occurred in the third quarter of 2012.

Operating income declined driven by unfavorable price and mix and higher manufacturing and input costs, which were only partially offset by higher volumes and reductions in SG&A expenses. Increases in manufacturing costs were driven by higher labor costs as we increased our workforce to respond to the increase in demand. Shipments for solid wood products were negatively impacted as orders outpaced production in the quarter. To address the increased demand, we are adding additional crews at several solid wood plants.

Corporate

Unallocated corporate expense of $19.2 million increased from $13.8 million in the prior year, primarily due to a $2.6 million reduction in the pension credit, and increased expense associated with employee benefits and insurance programs.

Discontinued Operations

In October 2012, the Company sold its Cabinets business to American Industrial Partners. The transaction was subject to customary working capital adjustments, which are expected to be completed in the second quarter of 2013. The financial results of the cabinets business, which have previously been shown as a separate reporting segment, have been reclassified as discontinued operations for all periods presented.

Market Outlook and 2013 Guidance (1)

“We are reaffirming the full year guidance metrics, with the exception of EPS, that we outlined when we released fourth quarter 2012 results, which anticipate sales in the $2.7 to $2.8 billion range and adjusted EBITDA in the $390 to $420 million range, as the market conditions we experienced in the first quarter were generally in line with our expectations,” said Tom Mangas, Senior Vice President and CFO. “Additionally, I’m pleased to announce that we successfully completed the refinancing of our senior credit facility, which did not materially change our debt levels or liquidity, but resulted in an extension of maturities and lower future cash interest expense.”

The Company now expects full year adjusted EPS to be in the range of $2.15 to $2.45 as the refinancing transaction required previously capitalized financing costs associated with the prior credit facility to be expensed.

For the second quarter of 2013, sales are expected to be in the range of $680 and $730 million and adjusted EBITDA in the range of $85 to $105 million.

(1)

Sales guidance includes the impact of foreign exchange. Guidance metrics, other than sales, are presented using 2013 budgeted foreign exchange rates. Adjusted EPS guidance for 2013 is calculated based on an adjusted effective tax rate of 39%.

Earnings Webcast

Management will host a live Internet broadcast beginning at 1:00 p.m. Eastern time today, during which first quarter results will be discussed. This event will be broadcast live on the Company’s Web site. To access the call and accompanying slide presentation, go to www.armstrong.com and click “For Investors.” The replay of this event will also be available on the Company’s Web site for up to one year after the date of the call.

Uncertainties Affecting Forward-Looking Statements

Disclosures in this release, including without limitation, those relating to future financial results guidance, and in our other public documents and comments contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward-looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in the “Risk Factors” and “Management’s Discussion and Analysis” sections of our reports on Forms 10-K and 10-Q filed with the U.S. Securities and Exchange Commission (“SEC”). Forward- looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

About Armstrong and Additional Information

More details on the Company’s performance can be found in its quarterly report on Form 10-Q for the quarter ended March 31, 2013 that will be filed with the SEC today.

Armstrong World Industries, Inc. is a global leader in the design and manufacture of floors and ceilings. In 2012, Armstrong’s consolidated net sales from continuing operations totaled approximately $2.6 billion. As of March 31, 2013, Armstrong operated 34 plants in eight countries and had approximately 8,700 employees worldwide.

Additional forward looking non-GAAP metrics are available on the Company’s web site at http://www.armstrong.com/ under the Investor Relations tab. The website is not part of this release and references to our website address in this release are intended to be inactive textual references only.

As Reported Financial Highlights

FINANCIAL HIGHLIGHTS

Armstrong World Industries, Inc., and Subsidiaries

(amounts in millions, except for per-share amounts)

(Unaudited)

	Three Months Ended March 31,	Three Months Ended March 31,
	2013	2012
Net sales	$622.3	$636.0
Cost of goods sold	477.8	496.0
Selling, general and administrative expenses	112.7	110.7
Restructuring charges, net	—	0.2
Equity (earnings) from joint venture	(15.2)	(13.6)

Operating income	47.0	42.7

Interest expense	33.2	11.2
Other non-operating (income)	(1.3)	(0.8)

Earnings from continuing operations before income taxes	15.1	32.3
Income tax expense	11.9	13.3

Earnings from continuing operations	$3.2	$19.0

Net loss from discontinued operations, net of tax benefit of $- and ($0.3)	—	(0.8)
Loss on sale of discontinued business, net of tax benefit of ($0.1) and $-	(0.2)	—

Net loss from discontinued operations	(0.2)	(0.8)

Net earnings	$3.0	$18.2

Other comprehensive income (loss), net of tax
Foreign currency translation adjustments	(6.2)	5.3
Derivative gain (loss)	4.3	(2.3)
Pension and postretirement adjustments	8.9	2.4

Total other comprehensive income	7.0	5.4

Total comprehensive income	$10.0	$23.6

Earnings per share of common stock, continuing operations:
Basic	$0.05	$0.32
Diluted	$0.05	$0.32

Loss per share of common stock, discontinued operations:
Basic	$—	($0.01)
Diluted	$—	($0.01)

Net earnings per share of common stock:
Basic	$0.05	$0.31
Diluted	$0.05	$0.31

Average number of common shares outstanding:
Basic	59.2	58.6
Diluted	59.8	59.1

Dividends declared per common share	$—	$8.55

SEGMENT RESULTS

Armstrong World Industries, Inc., and Subsidiaries

(amounts in millions)

(Unaudited)

	Three Months Ended March 31,
Net sales	2013	2012
Building Products	$292.8	$303.1
Resilient Flooring	214.8	227.3
Wood Flooring	114.7	105.6

Total net sales	$622.3	$636.0

	Three Months Ended March 31,
Operating income (loss)	2013	2012
Building Products	$59.3	$43.3
Resilient Flooring	6.4	10.7
Wood Flooring	0.5	2.5
Unallocated Corporate (expense)	(19.2)	(13.8)

Total Operating income	$47.0	$42.7

Selected Balance Sheet Information

(amounts in millions)

	(Unaudited) March 31, 2013	December 31, 2012
Assets
Current assets	$1,025.2	$1,019.9
Property, plant and equipment, net	1,013.7	1,005.0
Other noncurrent assets	830.8	829.4

Total assets	$2,869.7	$2,854.3

Liabilities and shareholders’ equity
Current liabilities	$354.9	$384.7
Noncurrent liabilities	1,780.0	1,750.5
Equity	734.8	719.1

Total liabilities and shareholders’ equity	$2,869.7	$2,854.3

Selected Cash Flow Information (1)

(amounts in millions)

(Unaudited)

	Three Months Ended March 31,
	2013	2012
Net income	$3.0	$18.2
Other adjustments to reconcile net income to net cash used for operating activities	36.0	30.9
Changes in operating assets and liabilities, net	(53.0)	(82.0)

Net cash (used for) operating activities	(14.0)	(32.9)
Net cash (used for) investing activities	(37.3)	(15.7)
Net cash (used for) provided by financing activities	(6.2)	249.6

Effect of exchange rate changes on cash and cash equivalents	(0.9)	1.7

Net (decrease) increase in cash and cash equivalents	(58.4)	202.7
Cash and cash equivalents, beginning of period	336.4	480.6

Cash and cash equivalents, end of period	$278.0	$683.3

(1)	Cash flow information includes cash flow attributable to Cabinets

Supplemental Reconciliations of GAAP to non-GAAP Results (unaudited)

(Amounts in millions, except per share data)

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), the Company provides additional measures of performance adjusted to exclude the impact of foreign exchange, restructuring charges and related costs, impairments, and certain other gains and losses. Adjusted figures are reported in comparable dollars using the budgeted exchange rate for 2013. The Company uses these adjusted performance measures in managing the business, including communications with its Board of Directors and employees, and believes that they provide users of this financial information with meaningful comparisons of operating performance between current results and results in prior periods. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance, as well as prospects for its future performance. A reconciliation of these adjustments to the most directly comparable GAAP measures is included in this release and on the Company’s website. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies.

CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS	Three Months Ended March 31,
	2013	2012
Adjusted EBITDA	$79	$84
D&A/Fx*	(25)	(25)
Operating Income, Adjusted	$54	$59
Cost reduction initiatives expense	5	11
Restructuring	1	—
Impairment	—	5
Foreign exchange impact	1	—

Operating Income, Reported	$47	$43

*	Excludes accelerated depreciation associated with cost reduction initiatives reflected below. Actual D&A as reported is $25 million for the three months ended March 31, 2013 and $34 million for the three months ended March 31, 2012.

BUILDING PRODUCTS	Three Months Ended March 31,
	2013	2012
Adjusted EBITDA	$74	$71
D&A/Fx	(14)	(13)
Operating Income, Adjusted	$60	$58
Cost reduction initiatives expense	1	10
Impairment	—	5
Foreign exchange impact	—	—

Operating Income, Reported	$59	$43

RESILIENT FLOORING	Three Months Ended March 31,
	2013	2012
Adjusted EBITDA	$19	$19
D&A/Fx	(7)	(7)
Operating Income, Adjusted	$12	$12
Cost reduction initiatives expense	4	1
Restructuring	1	—
Foreign exchange impact	1	—

Operating Income, Reported	$6	$11

WOOD FLOORING	Three Months Ended March 31,
	2013	2012
Adjusted EBITDA	$3	$5
D&A/Fx	(2)	(3)
Operating Income, Adjusted	$1	$2
Foreign exchange impact	—	—

Operating Income, Reported	$1	$2

UNALLOCATED CORPORATE	Three Months Ended March 31,
	2013	2012
Adjusted EBITDA	$(17)	$(11)
D&A/Fx	(2)	(2)
Operating (Loss), Adjusted	$(19)	$(13)
Foreign exchange impact	—	—

Operating (Loss), Reported	$(19)	$(13)

	Three Months Ended
CONSOLIDATED	March 31, 2013		March 31, 2012
	Total	Per Share	Total	Per Share
Adjusted EBITDA	$79		$84

D&A as reported	(25)		(34)
Accelerated Deprecation	—		9

Operating Income, Adjusted	$54		$59
Other non-operating (expense)	(32)		(11)

Earnings Before Taxes, Adjusted	22		48

Adjusted tax (expense) @ 39% for 2013 and 40% for 2012	(9)		(19)

Net Earnings, Adjusted	$13	$0.22	$29	$0.49

Pre-tax adjustment items	(7)		(16)
Reversal of adjusted tax expense @ 39% for 2013 and 40% for 2012	9		19
Ordinary tax	(5)		(10)
Unbenefitted foreign losses	(7)		(3)

Net Earnings, Reported	$3	$0.05	$19	$0.32

CASH FLOW (1)	Three Months Ended March 31,
	2013	2012
Free Cash Flow
Net Cash From Operations	$(14)	$(33)
Less: net cash provided by (used for) investing	(37)	(16)
Add back (subtract) adjustments to reconcile to free cash flow
Restricted Cash	—	(1)
Free Cash Flow	$(51)	$(50)

(1)	Cash flow includes cash flows attributable to Cabinets